UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2023

Home Point Capital Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39964	90-1116426
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2211 Old Earhart Road, Suite 250
Ann Arbor, Michigan 48105
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (888) 616-6866

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0000000072 per share	HMPT	The Nasdaq Stock Market LLC (The Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement

On June 15, 2023, Home Point Financial Corporation (“HPF”), a wholly owned subsidiary of Home Point Capital Inc. (the “Company”), terminated the Mortgage Warehouse Agreement (the “TCB Repurchase Agreement”), dated as of September 1, 2021, by and between HPF, as seller and Texas Capital Bank, formerly known as Texas Capital Bank, National Association (“TCB"). The TCB Repurchase Agreement provided for a maximum aggregate purchase price of $450 million.  The parties mutually agreed to terminate the TCB Repurchase Agreement prior to its scheduled maturity date of August 19, 2023. HPF did not incur any early termination penalties.

On June 15, 2023, HPF terminated the Master Loan Purchase and Servicing Agreement (EBO Program) (the “TCB EBO Repurchase Agreement”), dated as of August 6, 2020, by and between HPF, as seller and TCB, as EBO purchaser. The TCB EBO Repurchase Agreement provided for a maximum aggregate purchase price of $88.5 million.  The parties mutually agreed to terminate the TCB EBO Repurchase Agreement. HPF did not incur any early termination penalties.

TCB and certain of its affiliates may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of its business for which they may receive customary fees and reimbursement of expenses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOME POINT CAPITAL INC.

Date: June 16, 2023	By:	/s/ Jean Weng
	Name:	Jean Weng
	Title:	General Counsel